               GAS GATHERING, TREATING AND PROCESSING AGREEMENT

     THIS AGREEMENT is made and entered into this 2nd day of May, 1996, by and between MICHIGAN PRODUCTION COMPANY, L.L.C., May referred to as "Producer", and WEST SHORE PROCESSING COMPANY, LLC.

RECITALS:

     A. Producer owns and holds or may own or hold certain valid and subsisting oil and gas lease(s) or interests therein, covering lands situated and being within the Dedication Area; and

     B. Producer desires to have gathered, treated and processed the gas which may hereafter be produced from its wells now or hereafter located within the Dedication Area; and

     C. Processor operates, or has contracted with third parties to operate, gas gathering, treating and processing related facilities and desires to gather, treat and process that gas for the purpose of extracting liquid and liquefiable hydrocarbon products therefrom.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, Producer and Processor agree as follows:


                                  ARTICLE  I
                                  DEFINITIONS
                                  -----------

     The following definitions of terms shall apply for all purposes of this
Agreement:

     1.1 "Accounting Period" means a period of one month, commencing at seven (7) o'clock a.m. local time on the first day of a calendar month and ending at seven (7) o'clock a.m. local time on the first day of the next succeeding month.

     1.2 "Basin" means Basin Pipeline Limited Liability Company, an affiliate of West Shore Processing Company, LLC.

     1.3 "BTU" means British Thermal Unit and is the amount of heat required to raise the temperature of one (1) pound of pure water from fifty-nine degrees Fahrenheit (59 degrees F) to sixty degrees Fahrenheit (60 degrees F); and, "MMBTU" means one million British Thermal Units.

     1.4 "Cubic Foot" or "Cubic Feet" means the volume of gas contained in one cubic foot of space at a standard pressure base of fourteen-and-sixty-five-hundredths (14.65) pounds per square inch absolute (psia) and a standard temperature base of sixty degrees Fahrenheit (60 degrees F).

     1.5    "Dedication Area" means initially Manistee, Mason and Oceana

                                                                        Page - 1

Counties, Michigan; and, at such time as Processor has extended its facilities into Muskegon County, Michigan, then that county shall be included in the Dedication Area effective as of the date upon which Processor gives Producer notice that it has facilities in that county capable of receiving gas; provided, however, with respect to Muskegon County, only as to wells, lands and leases not then dedicated to other gatherers, treaters and processors.

     1.6 "Gross Heating Value" means the number of BTU's produced by the combustion, at a constant pressure, of the amount of the gas which would occupy a volume of one (1) Cubic Foot at a temperature of sixty degrees Fahrenheit
(60 degrees F), if saturated with water vapor and under a pressure equivalent to that of thirty (30) inches of mercury at thirty-two degrees Fahrenheit (32 degrees F) and under standard gravitational force (acceleration 980.665 centimeters per second squared) with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the gas and air and when the water formed by combustion is condensed to the liquid state.

     1.7 "Inlet Volume" means the aggregate volume of gas measured at the Receipt Point.

     1.8 "Liquid Hydrocarbons" is used herein to refer to liquefiable hydrocarbons present in the vapor phase in the gas stream and to refer to hydrocarbons in a liquid state after the extraction by the Plant from the gas stream, but shall in either case mean natural gasoline (pentane plus heavier hydrocarbons), butanes, propane and ethane (including such incidental methane as may be extracted from the gas under normal operation of processing facilities).

     1.9 "MCF" means one-thousand (1,000) Cubic Feet and "BCF" means one billion cubic feet.

     1.10 "Pipeline Drip" means condensate and liquified hydrocarbons which separate from Producer's gas in the pipeline facilities of Processor.

     1.11 "Plant" means Processor's gas plant (or the processing and treating facilities of third parties with whom Processor contracts for services applicable to Producer's gas) and Processor's gathering system behind the plant, now or hereafter existing, including without limitation, all tanks, equipment, pipe, valves, and material of any kind, including appropriate gas and liquid measurement facilities, pipeline gathering and compression facilities, storage, shipping, dehydration, gas treating and delivery facilities for Plant Products; all structures located, or to be located, on the site(s) at which the compression, treating and processing facilities of Processor are now or hereafter located; all easements pertaining to the site(s) and operation of those facilities; and any and all facilities located, or to be located, on or away from the site(s) deemed by Processor to be necessary for its performance under this Agreement.

     1.12 "Plant BTU Reduction" or "PBR" means the sum of the gas used as Plant Fuel, Unmeasured Gas Uses and Losses, and the BTU equivalent of the Plant

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

Products as determined in accordance with Article V.

     1.13 "Plant Delivery Point" means the point(s) at which Producer's share of the Residue Gas is delivered by Processor to Producer at the tailgate of the Plant, as described on Schedule II. Measurement facilities at the Plant Delivery Point shall be installed, maintained, and operated by Processor, or its designee, at its sole cost, risk, and expense.

     1.14 "Plant Fuel" means all gas, expressed in BTU's, utilized by Processor as fuel in the Plant.

     1.15 "Plant Products" means finished commercial products and other products, or any mixtures thereof, other than Residue Gas, which Processor from time to time extracts or separates from gas processed in the Plant, including, but not limited to ethane, propane, iso-butane, normal butane, and natural gasoline.

     1.16 "Processing" means the activities relating to the extraction and recovery of Plant Products.

     1.17 "Processor" means WEST SHORE PROCESSING COMPANY, LLC, AND ITS AFFILIATE, BASIN PIPELINE LIMITED LIABILITY COMPANY.

     1.18 "Receipt Point" means the point(s) where gas is delivered by Producer to Processor for gathering, treating and processing in the Plant. Measurement facilities at the Receipt Point shall be installed, maintained, and operated by Processor, or its designee, under the terms hereof.

     1.19 "Residue Gas" means gas, expressed in MMBTU's, remaining after the extraction of Liquid Hydrocarbons, Plant Fuel, sulfur, hydrogen sulfide and carbon dioxide, and after other Unmeasured Gas Uses and Losses incident to or occasioned by the treating, gathering and processing of gas and redelivery to Producer. The portion of the Residue Gas attributable to Producer's gas is to be delivered to Producer at the Plant Delivery Point.

     1.20 "Subordinated Liens" means liens in favor of that Producer's secured creditors which liens are subject to and subordinate to the rights of Processor under this Agreement in a manner acceptable to Processor.

     1.21 "Thermal Content" for gas means the product of the measured volume in dry MCF's and the Gross Heating Value in dry BTU's per MCF, adjusted to the same pressure base; for Plant Products means the product of the gross heat of combustion per gallon multiplied by the total gallons of the product stream. Numerical values for gross heat per gallon shall be those published in the Standard Table of Physical Constants of Paraffin Hydrocarbons in GPA Publication 2145-93, as revised.

     1.22 "Treating" means the activities relating to the removal of hydrogen sulfide and carbon dioxide from the gas.

                                                                        Page - 3

     1.23 "Unmeasured Gas Uses and Losses" means any gas used, lost or not otherwise accounted for in the gas plant incident to the operation of the gas plant and gas lost in Processor's gathering system (to the extent not allocable to specific receipt points, including Producer's), including volumes of gas released through relief valves, ruptured pipelines, blow down of vessels, etc., and fuel for gathering system compressors which for each compressor shall be reasonably allocated on a Thermal Content basis to the receipt points, including Producer's served by such compressor.

                                  ARTICLE  II
                  COMMITMENT, RECEIPT AND DELIVERY CONDITIONS
                  -------------------------------------------

     2.1 Subject to the other provisions of this Agreement, Producer commits to this Agreement:

     a. all gas attributable to the interests of Producer in the leases described in Schedule I; and,

     b. all of Producer's interests hereafter acquired by Producer, whether acquired directly or earned under farmin or similar agreements covering lands within the Dedication Area;

     c. Provided, however, this Agreement shall not pertain to any gas production attributable to interests of Producer which contains less than fifteen (15) grains of hydrogen sulfide per 100 cubic feet and less than two (2) mol percent carbon dioxide.

Producer agrees that the foregoing dedication shall be a covenant running with the land and that any assignment, sale or other transfer of all or a portion of Producer's interests shall include and be subject to the dedication under this Agreement, and that Producer shall cause any purchaser, assignee or other transferee of any portion of those interests to ratify this Agreement and to expressly assume and agree to the terms hereof to the extent of the portion of those interests acquired from Producer by that party. Producer also agrees that should Producer subsequently grant any security interest (whether by pledge, collateral assignment, mortgage, deed of trust, or other instrument) in those interests, such security interest shall be granted expressly subject to the foregoing dedication and to Processor's rights and obligations under this Agreement. At Processor's request, Producer agrees to execute a recording memorandum of this Agreement, in the form attached hereto as Schedule III, to give notice of Producer's dedication hereunder.

     2.2    a.   Subject to the other provisions hereof, Producer agrees to deliver to Processor, and Processor agrees to receive from Producer, at the Receipt Point(s), as designated by Processor, and gather, treat and process at the Plant all of the gas now or hereafter produced attributable to Producer's interests in the lease(s) covered by this Agreement (which specifically excludes any gas production attributable to interests of Producer which contains less than fifteen (15) grains of hydrogen sulfide per 100 cubic feet and less than two (2) mol percent carbon dioxide. Notwithstanding that Receipt

                                                                        Page - 4

Points are to be designated by Processor, Producer shall have the right to notify Processor, at anytime and from time to time, that Producer intends to drill additional well(s) in the Dedication Area which will not be served by then existing Receipt Point(s). Within 14 days after receipt of that notice, Processor will designate the Receipt Point(s) for those additional well(s). The purpose of that notice and designation is to enable Producer to complete its economic projections for the new wells before commencing drilling. Processor agrees to designate those new Receipt Point(s) along its gathering lines in a manner that will enable Producer to construct its lateral gathering lines for the new wells across the shortest practicable and most economically practicable route, taking into account operational considerations of Processor. Processor agrees to give due consideration to recommendations of Producer but shall not be bound by those recommendations.

            b. Producer shall be responsible for arranging for all gathering services and the installation of all facilities necessary to cause the gas hereunder to be delivered to Processor at the Receipt Point(s); provided, however, notwithstanding the foregoing, Producer and Processor may enter into a mutually agreeable arrangement under which Processor will install and pay for some or all of those facilities subject to subsequent reimbursement by Producer. Nothing in the foregoing is intended to impose any obligation on Producer in favor of Processor to produce gas from any of Producer's wells or connect any of Producer's wells within the Dedication Area to Processor's facilities (provided, however, Producer may not deliver gas from those wells or connect those wells to any other party). Without limiting the scope of the foregoing sentence, Producer may, in its sole discretion, elect not to produce gas from any well and elect not to connect any well to Processor's facilities at any time that Producer, in its sole discretion, believes that such well is or has become incapable of producing in paying quantities; provided, upon making that election, Producer may not deliver gas from those wells or connect those wells to any other party.

            c. Beginning at the execution of this Agreement and continuing for four (4) years following the completion of the Claybanks Area Gathering System (defined below), Processor agrees to reimburse Producer for a portion of the costs incurred by Producer in connection with installing Gathering Facilities hereunder based upon the lesser amount determined by the following formulae ("Reimbursement"):

                 (Confidential Treatment Requested)

                               or

                 (Confidential Treatment Requested)


     PROVIDED, HOWEVER, in no event will Processor, regardless of the foregoing calculation, ever be required to make a total Reimbursement to Producer in an amount greater than (Confidential Treatment Requested) of the total Miles multiplied by (Confidential Treatment Requested) multiplied by Inches for any Gathering Facilities paid for by Producer. Additionally, Processor shall have no further obligations to
                                                                        Page - 5
make any Reimbursements after four (4) years from the date of completion of the Claybanks Area Gathering System.

Where,

Gathering Facilities:    Means  the facilities required to be installed by
                               Producer at Producer's expense under 2.2, b., above, and shall include the Claybanks Area Gathering System.

Claybanks Area
Gathering System:        Means the sour gas gathering system which will connect
                               the following wells to the Plant: Slocum #1-21, Bailey #1-24, Isley #1-32, Schultz #1-22, Claybanks 2A, Jonseck, Claybanks 2 Unit, Claybanks 11 Miller-Fox and the Dykstra #1-8.

Miles:                   Means the number of miles (based on survey) comprising
                               the Gathering Facilities, and extensions thereof, to the extent that Producer has paid for those Gathering Facilities and extensions.


Production Per Well:           Means the average daily production rate (Mmcf)
                               from each well connected to the Gathering
                               Facilities for which the Reimbursement is being calculated (including new wells connected after the completion of the Gathering System, without duplication), calculated one (1) year following initial deliveries from that well, divided by 1
                               Mmcf.

Inches: Means the weighted average of the nominal inside diameter (inches) of the Gathering Facilities for which the Reimbursement is being calculated.

Recoverable
Gas Reserves:                  The estimated recoverable gas reserves (Bcf), as
                               determined by Gary S. Way or another mutually acceptable petroleum engineering firm, from each well connected to the Gathering Facilities for which the Reimbursement is be being calculated, determined one (1) year following initial deliveries from each well, divided by 1 Bcf

            d. Upon the expiration of one (1) year following the first day of the first month after each well hereunder is connected to the Plant through Gathering Facilities paid for by Producer, Processor and Producer will determine, the Reimbursement due, if any, in accordance with paragraph c, above. The payment of the Reimbursement shall be made within 60 days following

                                                                        Page - 6
the date upon which the calculation of the Reimbursement is determined. Upon the payment of a Reimbursement, Producer will convey, to Basin, the gathering pipelines installed by it (and all related rights of way) during the calendar year for which the Reimbursement is made, and will be made free and clear of all liens, encumbrances and adverse claims, other than the Subordinated Liens. In no event will any Reimbursement calculation include Production Per Well attributable to any well from which the Production Per Well was included in a prior Reimbursement Calculation.

     2.3    a.   Processor will accept gas delivered by Producer at the Receipt
Points, in compliance with this Agreement, produced from all wells on the leases and lands covered by this Agreement. Producer shall reimburse Processor for all actual costs (together with overhead at the rate of 15%) incurred by Processor in installing metering facilities at each Receipt Point. Notwithstanding that reimbursement, Processor shall at all times own the metering facilities installed by Processor.

            b. Producer shall notify Processor of the estimated spud and completion dates for wells to be drilled on lands within the Dedication Area and committed under this Agreement.

     2.4 Prior to initial deliveries of gas from a well dedicated hereunder, Producer shall furnish to Processor reasonable documentation showing the ownership of the relevant operating rights. Promptly after Producer receives an assignment of any interests in existing wells which are, or by virtue of that acquisition become subject to the terms of this Agreement, Producer will provide notification of that acquisition to Processor together with a copy of the assignment or other instruments conveying those interests to Producer; and, upon recording of those instruments, Producer will provide Processor a copy of the recorded instrument showing the recording information. Upon acquisition of any such additional interests, Schedule I hereto shall be deemed amended to include those interests and the parties shall execute appropriate documents to evidence that amendment, including additional recording memoranda. With respect to oil and gas leasehold interests acquired by Producer within the Dedication Area, upon the earlier of (i) Producer's transfer of all of its interests in any oil and gas leasehold within the Dedication Area, or (ii) upon Producer obtaining a permit to drill on that leasehold, Producer will provide Processor with information regarding Producer's ownership in that leasehold.

     2.5 Producer agrees to install, at its sole cost and expense, whatever separators, heaters, dehydration equipment and other usual lease facilities as may be deemed prudent by Producer to separate crude oil, free water and condensate from the gas and necessary to meet the quality specifications below; provided, however, any separation equipment to be installed by Producer which shall handle gas to be delivered hereunder shall be only conventional mechanical type field separators of a type then commonly used in the industry. Producer shall have the right to install compression facilities upstream of each Receipt Point. Any wellhead compression installed by Producer shall be operated in a manner that does not adversely affect Processor's measurement facilities. Producer shall make reasonable efforts to supply gas from

                                                                        Page - 7

Producer's wells at a uniform rate of flow.

     2.6    a.   Gas delivered by Producer to Processor at each Receipt Point shall:

     1) be commercially free from dust, gum, gum-forming constituents, condensate, diluent, and other liquids and solids which may become separated from the gas;
     2) contain less than ten parts per million (10 ppm) by volume of oxygen, and Producer shall make every effort to keep gas free from oxygen;
     3) have a temperature less than one hundred twenty degrees Fahrenheit (120 degrees F);
     4)     not contain measurable quantities of mercury;
     5) have a minimum Gross Heating Value of not less than 1050 BTU per Cubic Foot;
     6) contain not more than five (5) pounds of water vapor per million Cubic Feet.

            b. Further, the composite of all gas delivered by Producer at all Receipt Points shall:

     1)  contain not more than two (2) mol percent of hydrogen sulfide;
     2) contain not more than 500 ppm (weight) of total COS, CS2 and mercaptans;
     3)  contain less than three percent (3%) by volume of nitrogen;
     4)  contain not more than five percent (5%) by volume carbon dioxide.

     2.7 In the event the gas tendered by Producer to Processor should fail to meet any one or more of the above specifications from time to time, then either Processor or Producer may treat the gas to bring it within specifications. If neither elects to treat, Processor can cease receiving the non-conforming gas from Producer so long as such conditions exist. Processor, at its option, may take receipt of such non-conforming gas, and such receipt shall not be construed as a waiver or change of standards for future gas volumes. In the event Processor rejects any non-conforming gas on any day, Processor shall notify Producer in writing immediately upon rejecting such gas, and Producer shall have ninety (90) days to bring the non-conforming gas into compliance. Until Producer brings that non-conforming gas into compliance, Producer agrees that it will cease deliveries of the gas containing the highest concentration of hydrogen sulfide and/or carbon dioxide as necessary to bring the composite of all gas delivered by Producer into compliance. If Producer is unable to bring that non-conforming gas into compliance within the ninety (90) day period, and Processor continues to elect to reject the non-conforming gas, then Processor shall determine the treating facilities deemed necessary to cause the gas to conform to the specifications and Producer will pay Processor a mutually agreeable treating fee for that additional treatment which shall be in addition to the otherwise applicable fees hereunder.

     2.8 Producer shall deliver gas hereunder to Processor at the Receipt Point(s) at a pressure sufficient to cause that gas to enter Processor's

                                                                        Page - 8
facilities, as the pressure therein may exist from time to time, but not to exceed a pressure of 1200 psig. Producer agrees to compress its gas prior to delivery hereunder, as necessary, in order to affect the delivery of that gas to Processor.



                                 ARTICLE  III
                            MEASUREMENT FACILITIES
                            ----------------------

     3.1 All gas measurement equipment installations shall be of standard make and be furnished, installed, operated, and maintained by Processor in accordance with the published specifications of the American Gas Association
(AGA). Producer or others having Producer's consent may, at its option and expense, install and operate meters to check Processor's meter(s) provided such meter installation in no way interferes with the operation of Processor's meter. Any check meters installed by Producer shall be located upstream of Processor's meters. Processor shall have access to such check measuring equipment at all reasonable hours, but the reading, calibration and adjusting thereof shall be done only by the Producer.

     3.2 The computation of all gas volumes measured shall be based on the latest factors published by the AGA corrected to a base pressure of fourteen-and-sixty-five-hundredths (14.65) psia and a base temperature of sixty degrees Fahrenheit (60oF). The assumed atmospheric pressure shall be 14.___ psia, regardless of actual atmospheric pressure at which the gas is measured. The flowing temperature shall be measured by an industry accepted recording device, and said temperature measurement shall be used to correct gas volumes as measured in Article III hereof. Corrections for supercompressibility deviation from Boyle's Law shall be made for all gas metered hereunder. Such corrections shall be made by use of the AGA Manual for the Determination of Super Compressibility Factors for Natural Gas (PAR Project NX-19), as amended. The Reynold's Number Factor and Expansion Correction Factor shall each be assumed to be one (1). The specific gravity of the gas shall be determined by chromatographic analysis or any other method adopted as standard by the Gas Processor's Association (GPA).

     3.3 In the event a meter is out of service, or registering inaccurately, the volume of gas delivered hereunder shall be calculated in the following order: (i) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations, or in the absence of (i),
(ii) by using the registration of any check meter or meters if installed and accurately registering, or, in the absence of both (i) and (ii), then, (iii) by estimating the quantity of delivery by deliveries during periods of similar conditions when the meter was registering accurately.

     3.4 Representative determinations for Liquid Hydrocarbon content shall be made at the Receipt Point by chromatographic analysis, or by some other mutually acceptable method adopted by the parties for testing Producer's gas for fractional analysis and Liquid Hydrocarbon content. The chromatographic

                                                                        Page - 9
analysis shall be utilized in the determination of the Liquid Hydrocarbons composition and shall be used as the basis for allocating Plant Products to the different Receipt Points. The Gross Heating Value of the Inlet Volume shall be determined periodically by test samples obtained from the various wells. Gross Heating Value of Residue Gas shall be that determined by the receiving pipelines at the tailgate of the Plant.

     3.5 Processor shall take or have taken for it, a representative sample of the Plant Products to be obtained from the truck, tank car, or pipeline deliveries during each calendar month and shall analyze or cause to be analyzed such samples. The analysis of the individual samples shall be used to determine the components of the Plant Products delivered.

     3.6 Each party hereto shall have access at all reasonable hours to all facilities and data which are related to gas measurement, Gross Heating Value determination, product composition determination, gas sampling and gas gravity determination, along with all facilities utilized and data to determine Plant Products quantities in the Plant or sold therefrom.

     3.7 Processor shall verify the accuracy of its measuring equipment monthly, or more often if deemed necessary by Processor. Processor shall give Producer reasonable prior notice of any check or adjustment of any measuring equipment.

     3.8 Each party shall have the right to be present for any installing, reading, cleaning, changing, repairing, testing, calibrating and/or adjusting of either party's measuring equipment used in measuring deliveries hereunder. The records from each party's measuring equipment shall remain the property of the party owning such measuring equipment, but, upon request, each party will submit to the other all records and/or charts, together with calculations therefrom, for inspection and verification, subject to return within thirty (30) days after receipt thereof.

     3.9 If either party shall notify the other that it desires a special test on any measuring equipment, the parties shall cooperate to secure a prompt verification of the accuracy of such equipment. If, upon test, any measuring equipment is found to be in error by not more than two percent (2%), previous recordings of such equipment shall be considered correct in computing deliveries hereunder, but if such equipment shall be found to be inaccurate by an amount exceeding two percent (2%), at a recording rate corresponding to the average rate of flow for the period since the last preceding test, then any preceding recordings of such equipment shall be corrected to zero error for any period which is known definitely or agreed upon; if the period is not known or definitely agreed upon, such correction shall be for a period extending up to one-half ( 1/2) of the time elapsed since the date of last test, but not to exceed a correction period of forty-five (45) days. Any measuring equipment found to be in error shall be corrected to read accurately. If any such test indicates that no inaccuracy of more than two percent (2%) exists, then the party requesting such test shall reimburse the testing party for all its costs in connection with such test within fifteen (15) days following receipt of a

                                                                       Page - 10
detailed invoice setting forth such costs.

     3.10 Each party shall preserve for a period of two (2) years all test data, charts, and other similar records for auditing. Thereafter, same shall be conclusively deemed true and correct.



                                  ARTICLE  IV
                            OPERATION OF THE PLANT
                            ----------------------

     4.1 Processor has prior contracts and agreements, and in the future may obtain other contracts and agreements, with other parties to gather, treat and process at the Plant all of the other parties' gas delivered to Processor at the various other receipt points. If during the term of this Agreement, the gas available from all sources for gathering, treating and processing exceeds the Plant capacity, Processor shall only be obligated to receive gas ratably based upon the volumes of gas deliverable from the wells connected to each receipt point delivering gas to the Plant.

     4.2 If the production of any well hereunder is curtailed as a result of Processor's ratable takes under Section 4.1, and if that curtailment is to a level below 80% of either (i) that well's allowable rate of production as set by the regulatory authority having jurisdiction, or (ii) that well's physical deliverability, for more than six (6) months during any 12 consecutive month period, then Producer may give Processor written notice of Producer's election to have that well released from the terms of this Agreement. If Processor has not commenced activities (as evidenced by, without limitation, right of way acquisition, engineering studies, permit applications and similar activities), within 30 days following receipt of Producer's notice, to expand its system or to otherwise avoid those curtailments, then at the expiration of that 30-day period Processor will release such wells of Producer from the terms of this Agreement as necessary to eliminate the requirement for curtailments under the provisions of this Article IV; provided, however, no well shall be released hereunder if that well is connected to gathering facilities for which Processor made Reimbursements to Producer within the preceding twelve (12) months; and, further, provided, upon releasing any wells hereunder, Processor shall have no further obligation to make Reimbursements to Producer with respect to the gathering facilities to which the released well was connected.


                                  ARTICLE  V
                                  ----------
              ALLOCATION OF LIQUID HYDROCARBONS AND RESIDUE GAS;
              --------------------------------------------------
                                     FEES
                                     ----

     5.1 a. For the services provided herein, Processor shall receive compensation equal to a fee payable by Producer, of (Confidential Treatment Requested) of Producer's gas delivered to Processor, measured at the Receipt Point(s), which fee shall be inclusive of all transportation charges incurred by Processor in transporting Producers' gas on the pipeline of Basin.

                                                                       Page - 11

            b. (Confidential Treatment Requested) of the compensation specified in 5.1 a., above, as adjusted herein, shall be adjusted on an annual basis in proportion to the percentage change, from the preceding year, in the Producer Price Index for oil and gas field services (SIC 138) as published by the Department of Labor. The compensation adjustment shall be made effective upon January 1st of each year and shall reflect the percentage change in the foregoing index as it existed for January of the immediately preceding year from the index for January for the second immediately preceding year. In no event will the compensation, as adjusted, be less than (Confidential Treatment Requested).

            c. For each Accounting Period, Processor shall (i) pay to Producer an amount equal to (Confidential Treatment Requested) of the Net Sales Price per gallon, times the gallons of individual Plant Product recovered by Processor and attributable to Producer's gas processed at the Plant and allocated to each Receipt Point, minus the fee payable to Processor under Section 5.1, a., and 5.1, b., above; plus (ii) an amount equal to (Confidential Treatment Requested) of the Net Sales Price per gallon, times the gallons of Pipeline Drip attributable to Producer's gas, after the first (Confidential Treatment Requested) of value derived from the Pipeline Drip attributable to Producer's gas each year (it being understood that the first (Confidential Treatment Requested) of value derived each year from that Pipeline Drip shall belong to Processor); and (iii) shall deliver One Hundred percent of the Residue Gas attributable to Producer's gas processed at the Plant and allocated to each Receipt Point to the Plant Delivery Point for the account of Producer.

            d. Plant Products shall be sold by Processor's marketing department. The "Net Sales Price" per gallon of each individual Plant Product allocated to Producer's gas shall be the weighted average of the net price per gallon received by Processor for the total volume of each individual Plant Product sold from Processor's Plant, in arms-length transactions, during the Accounting Period. Such Net Sales Price may include a deduction from the actual gross sales price of such Plant Products of the actual third party cost of pipeline, truck or rail transportation, terminaling fees, fractionation outside the Plant, truck or tank car rentals and taxes (excluding income taxes) and actual third party marketing costs and similar costs and expenses as incurred by the Processor to determine a net price for such sale, and further less a marketing fee to be retained by Processor of (Confidential Treatment
Requested) per gallon of Plant Products attributable to Producer.

            e. Notwithstanding the foregoing, the fees to be charged, the payment for Net Sales Price per gallon, and the amount of Residue Gas delivered with respect to Producer's gas produced from the presently existing wells described on Schedule V will be as specified on that Schedule V.

            f. Upon completion of the Claybanks Area Gathering System, if the Claybanks Area Gathering System was paid for by MarkWest Michigan LLC (pursuant to Section 2.3 of the Participation, Ownership and Operating Agreement for West Shore Processing Company, L.L.C.), then in addition to the foregoing fees, Producer shall pay a surcharge as determined herein. Processor shall notify Producer of the total costs incurred in constructing and installing the

                                                                       Page - 12

Claybanks Area Gathering System. Processor shall recover those total costs, together with interest accruing thereon at the rate of (Confidential Treatment Requested), through a processing and treating fee surcharge on all gas delivered hereunder, and measured at the Receipt Point(s), calculated to permit Processor to recover those total costs, and all accrued interest, within two years following the completion of the Claybanks Area Gathering System.

            g. In addition to the foregoing fees, Producer will also pay Processor any surcharges required to be paid under the Gas Facilities Construction Agreement between Processor and Producer of even date herewith.

     5.2 That portion of an individual Plant Product at Processor's Plant which is attributable to Producer shall be determined by multiplying the total volume, expressed in gallons, of each individual Plant Product recovered in the Plant during such Accounting Period by a fraction, the numerator of which shall be the "Theoretical total Gross Heating Value" of that Plant Product contained in Producer's gas delivered during the Accounting Period, and the denominator of which shall be the "Theoretical total Gross Heating Value" of that Plant Product contained in all gas supplying the Plant during such Accounting Period. The "Theoretical total Gross Heating Value" of a Plant Product in any stream of gas shall be calculated by multiplying the Gross Heating Value of that Plant Product determined from the chromatographic analysis specified in Article III by the quantity of gas in that gas stream.

     5.3 The PBR shall be separately calculated as to each receipt point (including Producer's) and shall be the sum of the following:

     a. The Thermal Content of the Plant Products allocated to the gas stream from such receipt point; plus

     b. The Thermal Content of Producer's gas consumed as Plant Fuel in treating, gathering and processing such gas, which shall be determined by multiplying the Thermal Content of the Plant Fuel used in such Accounting Period by a fraction, the numerator of which is the Thermal Content of Producer's Inlet Volume and the denominator of which is the Thermal Content of all gas inlet volumes, including Producer's, received by Processor from all parties delivering gas to the Processor; plus

     c. The Thermal Content of Producer's gas consumed as Unmeasured Gas Uses and Losses in gathering, treating and processing Producer's gas.

     5.4 The Residue Gas, as determined by measurement at the Plant Delivery Point, shall be allocated among the various producers delivering gas to Processor by multiplying the total actual measured Thermal Content of gas remaining after gathering, treating and processing from all gas delivered to Processor by a fraction, the numerator of which is the "Theoretical Volume of Residue Gas" remaining from Producer's gas and the denominator of which is the "Theoretical Volume of Residue Gas" remaining from all gas, including Producer's gas, delivered to Processor during the Accounting Period. The "Theoretical Volume of Residue Gas" shall be determined by subtracting the PBR,

                                                                       Page - 13
as determined above, from the Thermal content determined at such receipt point attributable to the applicable volumes of gas delivered to Processor.

     5.5 Producer will inform Processor of the amount of gas to be delivered by Producer at each Receipt Point, in accordance with Processor's Nomination Procedures, attached hereto as Schedule IV. If Producer nominates gas volumes in a greater or lesser amount than Producer's actual deliveries at the Receipt Point(s), then a condition of imbalance shall exist. A Positive Imbalance shall exist in those cases where the Producer's deliveries are in excess of the volumes nominated by Producer or Producer's designee. A Negative Imbalance shall exist in those cases where the Producer's deliveries are less than the volumes nominated by Producer or Producer's designee. Processor and Producer shall work to minimize any imbalance and agree to exchange pertinent information in writing in good faith in an attempt to minimize the imbalance. As soon as possible Processor shall provide Producer written notice that Producer has a condition of imbalance during any Accounting Period, and Producer shall take immediate corrective action to conform Producer's nominations to Producer's physical flows.



                                  ARTICLE VI
                                  ----------
                               ROYALTY AND TAXES
                               -----------------

     6.1 Producer agrees to account for and pay all the royalties due on the gas delivered under this Agreement in strict accordance with the provisions of those leases or agreements creating those royalties.

     6.2 Producer shall pay all gross production, severance, and similar taxes levied against or with respect to gas delivered under this Agreement. The Processor shall under no circumstances become liable for those taxes, unless designated to remit those taxes on behalf of Producer by any duly constituted jurisdictional agency having authority to impose such obligations on Processor, in which event the amount of those taxes remitted by Processor on Producer's behalf shall be deducted from the amounts otherwise due Producer hereunder.

                                 ARTICLE  VII
                                     TERM
                                     ----

     7.1 Subject to Section 7.2, this Agreement shall remain in full force and effect for a primary term of twenty (20) years following the date of initial deliveries hereunder, and thereafter for the life of the leases from time to time covered hereby.

     7.2 If, the continued receipt of all or any portion of Producer's gas renders Processor's operations hereunder unprofitable to Processor, in Processor's sole judgement, it shall have the right to notify Producer of that circumstance, which notice shall include sufficient documentation to substantiate the claim of unprofitability. The parties shall then meet to

                                                                       Page - 14
discuss the course of such unprofitability and to determine if a good faith solution can be reached. Absent a viable good faith solution, this Agreement shall be terminated upon sixty (60) days following the date of Processor's written notice of unprofitability. As used hereunder, Processor's operations hereunder are unprofitable if Processor's revenues attributable to that portion of Producer's gas at issue do not exceed the expenses of operating Processor's facilities attributable to portion of Producer's gas. Upon a termination under this Section 7.2, Processor will (i) make settlement for gas already delivered, and (ii) release all wells and lands from the terms hereof and will execute and deliver to Producer a recordable memorandum of that termination.

                                 ARTICLE  VIII
                            STATEMENTS AND PAYMENTS
                            -----------------------

     8.1 Payment shall be made by Processor to Producer of the Net Sales Price for Plant Products, and Pipeline Drip, less the fees due Processor under
Section 5.1, not later than the last day of each month for Producer's gas received during the preceding Accounting Period, and at the time payment is made a statement showing full details of the account shall be transmitted to Producer. Further, the deduction of fees owed by Producer to Processor, under
Section 5.1, from the Net Sales Price for Plant Products attributable to Producer's gas shall not relieve Producer for the liability to Processor for those fees, and should the full amount of those fees not be recovered from the Net Sales Price for Plant Products attributable to Producer's gas, then Producer shall pay Processor the deficiency within ten (10) days following receipt of Processor's statement.

     8.2 Either party, upon thirty (30) days prior written notice, shall have the right, at reasonable times during business hours but no more frequently than once each calendar year, at its expense, to examine the books and records of the other party to the extent necessary to audit and verify the accuracy of any statement, charge or computation made under or pursuant to this Agreement. The scope of such audit shall be limited to the twenty-four (24) month period prior to the month in which such audit commences; provided, no audit may include any time period subject to a prior audit hereunder and no audit may occur more frequently than once each six (6) months. All statements, allocations, measurements and payments made in any period prior to the twenty-four (24) months preceding such month shall be conclusively deemed true and correct. The party conducting the audit shall have six (6) months after commencement of the audit in which to submit a written claim, with supporting detail, for adjustments. Should any audit conducted by Producer disclose required adjustments exceeding $75,000, then Processor shall reimburse Producer for its reasonable and necessary third party costs incurred in performing that audit.

                                  ARTICLE  IX
                                 RIGHTS-OF-WAY
                                 -------------

     9.1 Producer hereby grants to Processor, insofar as Producer has the right to do so, all requisite easements, and rights-of-way over, across, and

                                                                       Page - 15
under the lands or the leases covered hereunder, with full right of ingress and egress for the purpose of constructing and operating gas pipelines, meter stations, and other equipment necessary for convenience of carrying out the terms of this Agreement and Processor's obligations hereunder. All lines and other equipment placed by Processor in, on or under said land shall remain the property of Processor and may be removed at any time. In the exercise of its rights under this Section 9.1, Processor shall comply with all laws and with the terms and conditions of leases, licenses and easements binding on Producer (to the extent disclosed to Processor) with respect to those lands.

                                  ARTICLE  X
                                 NOTIFICATION
                                 ------------

     10.1 Any notice or other communication provided for in this Agreement shall be given in writing and shall be considered as duly delivered when either mailed certified, return receipt requested, postage prepaid by United States mail, by delivery service (with confirmation) or sent via facsimile transmission (with confirmation), addressed to the party to whom such notice is given as follows:

                                                                       Page - 16

     Producer:      Michigan Production Company, L.L.C.
                    1100 Louisiana, Suite 3150
                    Houston, Texas  77002
                    Ph. (713) 659-6100
                    Fax. (713) 659-6130


     Processor:     West Shore Processing Company LLC
                    5613 DTC Parkway, Suite 400
                    Englewood, Colorado 80111
                    ATTN:
                    Ph. (303) 290-8700
                    Fax. (303) 290-8769

Notice shall be effective when received, except notice sent by mail shall be deemed received three (3) days after mailing. Either party may change its address for notice purposes by written notice to that effect.

                                  ARTICLE  XI
                           LIABILITY AND WARRANTIES
                           ------------------------

     11.1 As between the parties hereto, Producer, or its designee shall be in control and possession of the gas hereunder until such gas is delivered at the Receipt Point and as to the Residue Gas, after it is redelivered at the Plant Delivery Point. Processor shall be in control and possession of the gas delivered hereunder from the time such gas is delivered at the Receipt Point and as to the Residue Gas, until it is returned to Producer at the Plant Delivery Point.

     11.2 Processor hereby covenants and agrees with Producer that except to the extent caused by Producer's gross negligence or willful misconduct, Processor shall protect, defend, indemnify and hold harmless Producer and its affiliates, the contractors, sub-contractors, agents or representatives of Producer and its affiliates, and the directors, managers, officers or employees of Producer, its affiliates or the contractors, subcontractors, agents or representatives of same (hereinafter referred to as "Producer Indemnified Parties") from, against and in respect of any and all Losses (as hereinafter defined) incurred by any Producer Indemnified Party to the extent such Losses arise from or are related to: (a) Processor's ownership and operation of its facilities from and after the Receipt Point; and (b) Processor's possession and control of Producer's gas.

     11.3 Producer hereby covenants and agrees with Processor that except to the extent caused by Processor's gross negligence or willful misconduct, Producer shall protect, defend, indemnify and hold harmless Processor and its affiliates, the contractors, sub-contractors, agents or representatives of Processor and its affiliates, and the directors, managers, officers or employees of Processor, its affiliates or the contractors, subcontractors, agents or representatives of same (hereinafter referred to as the "Processor

                                                                       Page - 17

Indemnified Parties") from, against and in respect of any and all Losses incurred by any Processor Indemnified Party to the extent such Losses arise from or are related to: (a) Producer's possession and control of the gas prior to the Receipt Point(s) and as to the gas returned to Producer, after the Plant Delivery Point; and (b) Producer's ownership and operation of its facilities before the Receipt Point.

     11.4 For the purposes of this Article XI, "Loss(es)" shall mean any actual loss, cost, expense, liability, damage, demand, suit, sanction, claim, settlement, judgement, lien, fine, penalty, interest of every kind and character (including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to same) which are suffered by Indemnified Parties (as herein defined), or any third parties, and any expenses incurred in enforcing this indemnity provision, incurred by, imposed upon or rendered against one or more of the applicable Indemnified Parties, on account of injuries (including death) to any person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of or incidental to the matters for which the Indemnifying Party has indemnified the applicable Indemnified Parties, and whether based on contract, tort or pursuant to any then existing laws, rules or regulations of any governmental body having jurisdiction with respect thereto, and regardless of whether the Losses are foreseeable or unforeseeable or founded in whole or in part upon the (i) breach of contract or (ii) the sole, joint, concurrent contributory or comparative (a) negligence, (b) breach of legal duty other than those expressly imposed under this agreement or (c) strict liability of one or more of the Producer Indemnified Parties or Processor Indemnified Parties, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, and other federal and state equivalents. Despite the foregoing to the contrary, Loss(es) shall not include consequential, indirect, prospective, punitive or exemplary damages as between Producer and Processor.

     11.5   Procedure. The indemnifications contained in this Article XI. shall
            ---------
be implemented as follows:

     (A)    Notice of Claim.  The party seeking indemnification under the terms
            ---------------
of this Agreement ("Indemnified Party") shall submit a written "Claim Notice" to the other party ("Indemnifying Party") which, to be effective, must state: (i) the amount of each Loss claimed by an Indemnified Party, (ii) the basis for such claim, with supporting documentation, (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by such Indemnifying Party as and to, and only to, the extent required herein within thirty (30) days after receipt of the Claim Notice or after the amount of such payment has been finally established, whichever last occurs.

     (B)    Claims Involving Litigation.  Within thirty (30) days after
            ---------------------------
notification to any Indemnified Party with respect to any claim or legal action

                                                                       Page - 18
or other matters that may result in a Loss for which indemnification may be sought under this Article XI., but in any event in time sufficient for the Indemnifying Party to contest any action, claim, proceeding or other matter that has become the subject of proceedings before any court or tribunal, such Indemnified Party shall give written notice of such claim, legal action or other matter to the Indemnifying Party and, at the request of such Indemnifying Party, shall furnish the Indemnifying Party or its counsel with copies of all pleadings and other information with respect to such claim, legal action or other matter. The failure to provide that notice within the time specified shall not relieve an Indemnifying Party of its indemnity obligations hereunder except to the extent of any Losses which are attributable to that delay. Upon the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, to the Indemnifying Party, Indemnifying Party shall have the right to assume control of such claim, legal action or other matter (to the extent only that such claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice, provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use good faith efforts to defend, at the Indemnifying Party's expense any claim, legal action or other matter to which such other party's indemnification under this Article XI. applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party's reasonable discretion at the Indemnifying Party's expense.

     11.6 In no event will either party be liable to the other party hereunder for consequential, prospective, indirect, punitive or exemplary damages as between Producer and Processor.

     11.7 Producer warrants and represents that it has good title to and/or the full right to deliver, for the purposes stated herein, all gas (including all Liquid Hydrocarbons contained therein) delivered hereunder and that all gas delivered hereunder will be free from all adverse claims, encumbrances and liens of any nature, and Producer will defend and indemnify Processor against all claims of any nature arising as a result of Producer's breach of the foregoing warranty. Title to all Liquid Hydrocarbons recovered by Processor shall be in Processor, and except for those Liquid Hydrocarbons, title to Producer's gas shall remain in Producer.

     11.8 Processor agrees that it will allow no liens or other adverse claims, including liens to secure payment of taxes, to attach to the gas

                                                                       Page - 19
delivered and redelivered hereunder, and warrants that the Residue Gas delivered to Producer at the Plant Delivery Point will be as free from all liens and other adverse claims, including liens to secure payment of taxes (except with respect to production taxes, ad valorem taxes, conservation taxes, severance taxes applicable to Producer's Gas, and taxes based upon production of Producer's gas, Producer remains responsible and for which Processor has no liability) as was the gas delivered by Producer at the Receipt Point.

                                 ARTICLE  XII
                      LAWS, REGULATIONS AND FORCE MAJEURE
                      -----------------------------------

     12.1 This Agreement shall be subject to all applicable state, federal and local laws, rules and regulations, and the parties hereto shall be entitled to regard all such laws, rules and regulations as valid, and may act in accordance therewith until such time as the same may be invalidated by final judgement in a court of competent jurisdiction.

     12.2 The term "Force Majeure" means any cause, or condition (other than financial inability) not reasonably within the control of the party claiming suspension and which by the exercise of due diligence, such party is unable to prevent or overcome. A party claiming Force Majeure shall give prompt notice to the other party specifying the cause and anticipated period of Force Majeure and the plans of the affected party to remedy the Force Majeure condition.

     12.3 In the event either Producer or Processor is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, other than to make any payments due hereunder, it is agreed that upon such party's giving notice and reasonable full particulars of such Force Majeure in writing or by telegraph to the other parties affected within a reasonable time after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure shall be suspended during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with all reasonable dispatch. Notwithstanding the foregoing, if a Force Majeure condition results in any well or wells being shut-in or production therefrom being curtailed for any period of 15 consecutive months, Producer shall be entitled to notify Processor, in writing, that it elects to have such well(s) released from this Agreement, and if that notice is received before the Force Majeure condition is remedied, then each of the well(s) designated in that notice shall be released from this Agreement.


     12.4 The settlement of strikes, lockouts, and other labor difficulty shall be entirely within the discretion of the party having the difficulty. The above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by acceding to the demands of opponents therein when that is inadvisable in the discretion of the party having the difficulty.

                                 ARTICLE  XIII

                                                                       Page - 20

                                  INSPECTION
                                  ----------

     13.1 Each party hereto shall have the right to witness any measuring, testing, sampling, analysis or other operation required for settlement hereunder. The parties shall designate in writing the person to be notified in connection with the operation of this Section 13.1. Such written designation shall include the name, address and telephone number of the person to be notified. Adequate notice shall be given to allow such witness to be present.

     13.2 Upon written request, each party shall furnish to the other party all meter charts and/or measurement data obtained from electronic gas measurement devices and other records relating to settlements to be made hereunder. All such items shall be returned to the party supplying them within sixty (60) days of receipt. The books and records of each party, insofar as they pertain to settlement hereunder, shall be open and available to the other party at all reasonable hours. All statements rendered to Producer by Processor during any calendar year shall be conclusively presumed true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period Producer takes written exception thereto and makes claim on Processor for adjustment. Failure on the part of Producer to make claim on Processor for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making of claims for adjustment thereof.

                                  ARTICLE XIV
                           RESERVATIONS OF PRODUCER
                           ------------------------

     14.1 Producer reserves the right to withhold from delivery any gas as the lessee is required to deliver to its lessors under the terms of the lease(s) subject to this Agreement.

     14.2 Producer has the right to use sufficient gas for the development and/or operation on Producer's premises, together with similar properties of Producer in the immediate vicinity, including the use of gas for drilling, workover, gas lift, reinjection, pressure maintenance and other production operations of Producer within the Dedication Area, and compressor fuel.

     14.3 Producer has the right to pool, communitize and unitize, and to dissolve units, communitized areas and depool, the lands, leases and properties covered hereby with other lands, leases, and properties of Producer or others located in the field in which the premises covered hereby are located; and all of Producer's interest in such pool, units or areas, and all of Producer's gas produced therefrom attributable to the interest of Producer committed hereto, shall be covered by this Agreement, provided that the exercise of such right by Producer shall not diminish Processor's rights nor increase its obligations with respect to Producer's new interest in the gas produced from the lands covered hereby.

     14.4 Producer may, at any time, without liability to Processor, clean out, rework, deepen, abandon or otherwise perform operations on any well(s) on

                                                                       Page - 21

Producer's leases, or may use any efficient, modern or improved method for the production of gas; provided however, that before any well(s) are taken out of service for any reason, Producer agrees to first shut-off the well(s) connection with Processor's facilities.

     14.5 Producer may relinquish or surrender any lease that Producer does not desire to maintain. Producer may use conventional separation equipment prior to the Receipt Points.

                                  ARTICLE XV
                           PRODUCER'S REPRESENTATIVE
                           -------------------------

     15.1 To the extent Producer's rights hereunder now or hereafter may be owned by more than one party or to the extent a third party owning an interest in a well covered hereby ratifies this Agreement, Producer will appoint a Representative with respect to all matters under this Agreement, including but not limited to the following:

     a. To give and receive all notices;
     b. To receive all payments;
     c. To make and witness any tests to be made of the gas and measuring equipment and adjustments to such equipment;
     d. To obtain, execute and, deliver to Processor such division order title opinions and division orders as may be required by Processor hereunder; and
     e. To comply with the requirements, rules and regulations of any duly constituted authority having jurisdiction.
     f. To nominate and schedule deliveries of gas to downstream markets, as applicable.

     15.2 Processor may act, and shall be fully protected in acting, in reliance upon any and all representations and acts of that Representative on behalf of Producer as fully and with the same effect as though Producer had made or performed those. Producer may change any Representative from time to time by delivery of written notice of change and designation of Representative to Processor, provided that any such new Representative shall be the same party as designated by all Producers under this Agreement. The Representative so designated shall have and may exercise all power and authority therein granted with like effect as though named as such Representative herein in the first instance.

                                 ARTICLE  XVI
                                 MISCELLANEOUS
                                 -------------

     16.1 The failure of any party hereto to exercise any right granted hereunder shall not impair nor be deemed a waiver of such party's privilege of exercising such right at any subsequent time or times.

     16.2 This Agreement shall extend to and inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns,

                                                                       Page - 22
including affiliates and subsidiaries, on and after the effective date of this Agreement. No assignment shall be binding on either of the parties hereto, other than the party selling, transferring, assigning or conveying its interests in the properties covered by this Agreement, until the first day of the month following the date a certified copy of the instrument evidencing such sale, transfer, assignment or conveyance has been delivered to the other party.

     16.3 Nothing herein contained shall be deemed to constitute the parties hereto to be a partnership, mining partnership, joint venture or an association and each shall be deemed to act herein and in connection with performance of this Agreement for itself, and not for the other, and no party hereto shall be liable, or responsible for any acts of the other by virtue of the relationship created under this Agreement.

     16.4 Insofar as it may have the right to do so, each party shall allow any other party, its agents and employees, access to and the right of ingress and egress upon the lands or property of the other party relating to plants and pipelines herein referred to, for the purpose of carrying out any provisions hereof, including the taking of samples, making of tests and witnessing thereof. While any party, its agents or employees, is upon the property of another party hereto, the entering party shall hold the other party whole and harmless for all losses, damages and liabilities resulting from or arising out of such entry, except to the extent occasioned by the negligence of such other party, its agents or employees.

     16.5 This Agreement shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be construed in accordance with the laws of said State without regard to choice of law principles.

     16.6 Any dispute arising under this Agreement which cannot be resolved by the parties by good faith negotiations within thirty (30) days following the assertion of the dispute, shall be resolved by binding arbitration to be conducted by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All arbitration hearings shall be conducted in Denver, Colorado. Any award of the arbitrator may be reduced to a judgment in any court of competent jurisdiction.

     16.7 This Agreement, including all Schedules contains the entire agreement of the parties hereto with respect to the matters addressed herein and shall be amended only by an instrument in writing signed by both parties.

     IN WITNESS WHEREOF, this Agreement may be executed in any number of counterparts, each of which shall be considered an original.

PRODUCER:
MICHIGAN PRODUCTION COMPANY, L.L.C.

By: /s/ Robert L. Zorich
   -------------------------
Name: Robert L. Zorich
     -----------------------
Title:  Manager
      ----------------------

                                                                       Page - 23

PROCESSOR:
WEST SHORE PROCESSING COMPANY, LLC
By:  MarkWest Michigan LLC, its Manager
      By:  MarkWest Hydrocarbon Partners, Ltd., its manager
            By: MarkWest Hydrocarbon, Inc., its general partner


By: /s/ Arthur J. Denney
   ------------------------
Name: Arthur J. Denney
     ----------------------
Title: Vice President
      ---------------------

                                                                       Page - 24

THE STATE OF TEXAS

COUNTY OF HARRIS

     The foregoing instrument was acknowledged before me this 2nd day of May, 1996, by Robert Zorich the Manager of Michigan Production Company, L.L.C.

Witness my hand and official seal.

My Commission expires:            2/13/97

                  /s/ Bronia E. Koch

                  Notary Public



STATE OF TEXAS

COUNTY OF HARRIS

     The foregoing instrument was acknowledged before me this 2nd day of May, 1996, by Arthur Denny, the Vice President of
MarkWest Hydrocarbon, Inc., as general partner of MarkWest Hydrocarbon Partners, Ltd, as manager of MarkWest Michigan LLC.

Witness my hand and official seal.

My Commission expires: 2/13/97

                  /s/ Bronia E. Koch

                  Notary Public

                                                                       Page - 25

                                  SCHEDULE I



Attached to and made a part of Gas Gathering, Treating and Processing Agreement, dated May 2, 1996, between MICHIGAN PRODUCTION COMPANY, L.L.C.,
Producer, and WEST SHORE PROCESSING COMPANY, LLC.

                          DEDICATED LEASES AND LANDS
                          --------------------------

                                                                       Page - 26

                                  SCHEDULE II



Attached to and made a part of Gas Gathering & Processing Agreement, dated May 2, 1996, between MICHIGAN PRODUCTION COMPANY, L.L.C.,
Producer, and WEST SHORE PROCESSING COMPANY LLC.

                             PLANT DELIVERY POINTS
                             ---------------------


     1. The interconnection of the MichCon Dry Header at the Brown 19 gas treating plant.

     2. The tailgate of Shell Western E & P, Inc.'s Kalkaska gas processing facility.

     3. The tailgate of Processor's NGL extraction plant to be located in the vicinity of Shell Western E & P, Inc.'s Shell 23 Treating Plant.

                                                                       Page - 27

                                 SCHEDULE III

         RECORDING MEMORANDUM OF GAS GATHERING & PROCESSING AGREEMENT


KNOW ALL MEN BY THESE PRESENTS

     That MICHIGAN PRODUCTION COMPANY, L.L.C., (Producer), with offices at _________________________________________, and WEST SHORE PROCESSING COMPANY
LLC, (Processor), with offices at 5613 DTC Parkway, Suite 400, Englewood, Colorado 80111, have entered into that certain Gas Gathering, Treating and Processing Agreement dated ___________________________, 1996, under which Producer has committed to its performance of its obligations to Processor certain leases and lands, as described on Exhibit A, attached hereto, and, further, that Producer agrees that the foregoing dedication shall be a covenant running with those leases and lands, and that any assignment, sale or other transfer of all or a portion of Producer's interests thereunder shall include and be subject to the dedication under the Gas Gathering, Treating and Processing Agreement referred to herein.

     In witness whereof, the parties hereto have executed this instrument effective as of ____________________, 1996.

PRODUCER:
MICHIGAN PRODUCTION COMPANY, L.L.C.

By:_________________________
Name:_______________________
Title:______________________

PROCESSOR:
WEST SHORE PROCESSING COMPANY, LLC
By:  MarkWest Michigan LLC, its Manager
      By:  MarkWest Hydrocarbon Partners, Ltd., its manager
            By: MarkWest Hydrocarbon, Inc., its general partner


By:_________________________
Name:_______________________
Title:______________________

                                                                       Page - 28

THE STATE OF

COUNTY OF

     The foregoing instrument was acknowledged before me this ______ day of _______________, 1996, by ________________________ the _____________________ of
Michigan Production Company, L.L.C.

Witness my hand and official seal.

My Commission expires: _____________________________________

                   ___________________________________
                   Notary Public



STATE OF COLORADO

COUNTY OF ARAPAHOE

     The foregoing instrument was acknowledged before me this ______ day of _______________, 1996, by _____________________, the ___________________ of
MarkWest Hydrocarbon, Inc., as general partner of MarkWest Hydrocarbon Partners, Ltd, as manager of MarkWest Michigan LLC.

Witness my hand and official seal.

My Commission expires: _____________________________________

                   ___________________________________
                   Notary Public

                                                                       Page - 29

                                  SCHEDULE IV


NOMINATION PROCEDURES
- ---------------------

Pursuant to the terms of this Agreement, the Nomination Procedures detailed in this Schedule IV will be utilized to cover all nominations made by Producer on Processor's system. All nominations must be made by Producer or Producer's designee. Processor and Producer agree to minimize imbalances and sustain the flow of gas on the system. Should transporters receiving Producer's Gas revise their requirements, the parties agree to meet and negotiate upon changes to the Nomination Procedures herein as are reasonably required.

MONTHLY SCHEDULING OF GAS
- -------------------------

     By 1:00 P.M. (MT), at least five (5) business days prior to the start of each Accounting Period or initial delivery of Gas, Producer will inform Processor's Gas Control Department ("GCD") of the amount of Gas to be delivered by Producer at each Receipt Point and of Producer's nomination for Gas to be delivered at the Plant Delivery Point. Such nomination shall be submitted to Processor by facsimile in a form acceptable to Processor. Incomplete nominations will not be accepted.

     By 1:00 P.M. (MT), four (4) business days prior to the start of each Accounting Period or initial delivery of Gas, Processor will notify Producer if the nomination from Producer specified above is different from the volume that Processor will confirm at the Plant Delivery Point on behalf of Producer. Processor will use its best efforts to work closely with Producer to arrive at a confirmed nomination that best estimates Producer's current production.

     Processor will not be required to confirm any nomination that is greater or less than Processor's estimate of Producer's Gas availability. If, following the initial nomination, Processor determines, using the best information available, including, but not limited to, measurement charts, electronically transmitted data from EFM's, and pipeline confirmations, that Producer should adjust its nominations, then Processor will notify Producer and Producer will be required to adjust nominations in accordance with Processor's request. Both parties will use their best efforts to keep Producer's Gas position in balance while maintaining Gas flow, including without limitation, such periodic reporting of relevant data as may be required to timely adjust nominations.


DAILY SCHEDULING OF GAS
- -----------------------

     Daily nomination changes must be conveyed by facsimile to Processor's GCD on a completed nomination request form, or such other form acceptable to Processor, by 9:30 A.M. (MT) on the business day prior to the effective date of said nomination.

     Processor will not be required to confirm any daily nomination that is

                                                                       Page - 30
     greater or less than Processor's estimate of Producer's availability for that particular day, except as may be necessary to correct any imbalance which may be determined to exist at that time.

     Producer will promptly advise Processor when Producer's gas availability, gas resale market(s) or other dispositions of Producer's Gas are interrupted or curtailed and Producer shall change its nominations accordingly.


AUTHORIZATION FOR WELLHEAD TURN-ONS
- -----------------------------------

Producer must request and receive authorization from Processor's GCD prior to new wells being turned on by Producer to produce into the system. Producer, or its designee, shall provide Processor's GCD an entitlement percentage (working interests and other controlled interests) for each new well at least two (2) business days prior to the turn-on date. Authorization for each well will be provided by Processor's GCD, by facsimile or telephone as agreed upon by Processor's GCD and Producer.

The entitlement percentage provided by Producer, or its designee, shall remain in effect for the entire Accounting Period. Any changes to the entitlement percentage must be received by Processor in writing at least ten (10) business days prior to the start date of the next Accounting Period.


COMMUNICATION WITH PROCESSOR'S GAS CONTROL DEPARTMENT
- -----------------------------------------------------

Communication with Processor's GCD should be directed as follows:

West Shore Processing Company, L.L.C.
c/o MarkWest Michigan LLC
5613 DTC Parkway, Suite 400
Englewood, Colorado 80111

Telephone:  (303) 290-8700
Facsimile:  (303) 290-8769

                                                                       Page - 31

                                  SCHEDULE V

Well              Percent of        Residue Gas
Name              Net Sales Price   Retained by Processor    Fee
- ----              ---------------   ---------------------    ---
Adamczak
Murray State
Lakeland Wells
Filer
Lipps
Dow
Isley                           (Confidential Treatment Requested)
Schultz

Claybanks
Johnseck

Fox
Slocum
Dykstra

                                                                       Page - 32